Exhibit 99.1

56 Prospect St., Hartford, Connecticut 06103-2818 800 Boylston St., Boston, Massachusetts 02199

News Release

Northeast Utilities Raises Common Dividend

(HARTFORD, Conn. and BOSTON, Mass. – February 5, 2013)  The Northeast Utilities (NYSE: NU) Board of Trustees today approved a quarterly dividend of $0.3675 per share, payable on March 28, 2013, to shareholders of record as of the close of business on March 1, 2013.

The March 2013 dividend represents a 7.1 percent increase over NU’s previous quarterly dividend level.

“This increase underscores our confidence in the company’s financial outlook, while at the same time continuing a conservative payout level that allows us to continue to make very substantial investments in the region’s electric and natural gas infrastructure, which we project will be approximately $1.6 billion in 2013,” said Thomas J. May, NU president and chief executive officer.

May noted that the new annualized dividend rate of $1.47 per share is consistent with NU’s plan to grow its dividend in line with its earnings growth and above the average annual dividend increase for the electric utility industry.

Northeast Utilities (NU) operates New England’s largest energy delivery company.  NU and its companies are committed to safety, reliability, environmental leadership and stewardship, as well as expanding energy options for its more than 3.5 million electric and natural gas customers in Connecticut, Massachusetts and New Hampshire.  NU is traded on the New York Stock Exchange under the symbol NU and has approximately 314 million common shares outstanding.  Learn more about NU and its family of companies at www.nu.com.

MEDIA CONTACT:

Jeffrey R. Kotkin

(860) 728-4650

This news release includes statements concerning NU’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts.  These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  In some cases, readers can identify these forward-looking statements through the use of words or phrases such as “estimate, “expect,” “anticipate,” “intend,” “plan,” “project,” “believe,” “forecast,” “should,” “could,” and other similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements.  Factors that may cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to, actions or inaction of local, state and federal regulatory and taxing bodies; changes in business and economic conditions, including their impact on interest rates, bad debt expense and demand for NU’s products and services; changes in weather patterns; changes in laws, regulations or regulatory policy; changes in levels or timing of capital expenditures; disruptions in the capital markets or other events that make NU’s access to necessary capital more difficult or costly; developments in legal or public policy doctrines; technological developments; changes in accounting standards and financial reporting regulations; fluctuations in the value of our remaining competitive contracts; actions of rating agencies; the possibility that expected merger synergies will not be realized or will not be realized within the expected time period; and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in NU’s and NSTAR’s reports filed with the Securities and Exchange Commission.  Any forward-looking statement speaks only as of the date on which such statement is made, and NU undertakes no obligation to update the information contained in any forward-looking statements to reflect developments or circumstances occurring after the statement is made or to reflect the occurrence of unanticipated events.

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